EXHIBIT 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Bob Joyce
Press: Scot Hoffman
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS BETTER THAN EXPECTED
SECOND QUARTER FISCAL YEAR 2008 RESULTS
- Net sales increase 7.9% to $436.5 million -
- Earnings per diluted share increase 19.7% to $0.73 -

Melville, NY, April 8, 2008 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its second quarter of fiscal 2008 ended March 1, 2008.

For the fiscal 2008 second quarter, net sales rose 7.9% to $436.5 million from $404.6 million in the second quarter of fiscal 2007.  Operating income increased 13.0% in the fiscal 2008 second quarter to $78.6 million, or 18.0% of net sales, from $69.6 million, or 17.2% of net sales, in the second quarter of fiscal 2007.  Net income for the fiscal 2008 second quarter was $47.5 million, an increase of 17.2% over net income of $40.5 million in the year ago period.  Diluted earnings per share were $0.73 in the fiscal 2008 second quarter (based on 65.2 million diluted shares outstanding), versus $0.61 per diluted share (based on 66.8 million diluted shares outstanding) a year ago, an increase of 19.7%.  The Company’s results for the second quarter of fiscal 2007 included pre-tax charges totaling $2.2 million, or $0.02 per diluted share on an after-tax basis, for costs related to the integration of the J&L acquisition, as previously announced.

Net sales for the first half of fiscal 2008 increased 8.4% to $874.0 million from $806.6 million a year ago.  Operating income for the first half of fiscal 2008 was $156.6 million, or 17.9% of net sales, versus $138.8 million, or 17.2% of net sales, in the first half of fiscal 2007, an increase of 12.8%.  For the first half of fiscal 2008, net income rose 16.7% to $94.3 million from $80.8 million in the year ago period.  Diluted earnings per share for the first half of fiscal 2008 were $1.43 (based on 66.0 million diluted shares outstanding), versus $1.20 per diluted share (based on 67.3 million diluted shares outstanding) a year ago, an increase of 19.2%.  The Company’s results for the first half of fiscal 2007 include pre-tax charges totaling $3.3 million, or $0.03 per diluted share on an after-tax basis, for costs related to the integration of the J&L acquisition, as previously announced.

“The fiscal 2008 second quarter marked another period of strong performance for MSC in the face of a challenging market environment,” said David Sandler, President and Chief Executive Officer. “During the quarter, we continued to execute our business model, providing our customers with the products and services they needed, when they needed them, and at the same time we worked very hard to maintain our margins.  The net result was that MSC continued to grow and take market share during the period.”

“We are very pleased with our financial performance in the fiscal 2008 second quarter, which reflects the effectiveness of our efforts to grow the business,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “We once again met or exceeded our financial targets, as we effectively executed our business model while continuing to make investments in our future growth.   In addition, we generated excellent cash flows during the fiscal 2008 second quarter as we executed on our stated goal of reducing inventories to more normalized levels from those seen in the first quarter of fiscal 2008.  We took advantage of the opportunity to buy our stock at attractive prices. We purchased approximately 2.5 million shares for $96.0 million in the quarter. We increased our maximum borrowing line under our revolving credit agreement to $150.0 million, a portion of which was used to finance the repurchase of these shares.  Going forward we will continue to invest in MSC’s future growth and we expect cash flows to remain strong as we execute on our model.”

Mr. Sandler concluded, “As we enter the third quarter, our customers continue to face a number of issues, including rising raw material and transportation costs, and are seeking to reduce their MRO inventory levels in response, as is typical in a challenging economy.  We have seen this cycle many times, and MSC’s financial strength, broad and deep product offerings, 99% fill rate and same day delivery capability allow us to continue to take share and grow in this environment as we effectively meet and support our customers’ needs.  In short, we are ideally positioned to further enhance our position as a leader in the marketplace, and will benefit from our efforts even more strongly when the economy begins to recover.”

Based on current market factors, the Company expects net sales for the third quarter of fiscal 2008 to be between $457 million and $463 million.  The Company expects diluted earnings per share for the fiscal 2008 third quarter to be between $0.77 and $0.79. The Company also noted that there will be 64 business days in the third quarter of fiscal 2008 compared to 65 business days in the third quarter of fiscal 2007.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the Company’s results for the second quarter of fiscal 2008, and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com.

About MSC Industrial Direct
MSC Industrial Direct is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (“MRO”) supplies to industrial customers throughout the United States. MSC distributes in excess of 550,000 industrial products from approximately 3,000 suppliers to approximately 384,000 customers. In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States. MSC reaches its customers through a combination of approximately 30 million direct-mail catalogs and CD-ROMs, 98 branch sales offices, 857 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals. For more information, visit the Company’s Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)

	March 1, 2008 (Unaudited)	September 1, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,351	$7,797
Accounts receivable, net of allowance for doubtful accounts	223,508	204,186
Inventories	343,473	338,366
Prepaid expenses and other current assets	18,382	20,748
Deferred income taxes	21,000	18,705
Total current assets	613,714	589,802

Property, plant and equipment, net	123,947	127,608
Goodwill	272,806	272,806
Identifiable intangibles, net	66,988	70,832
Other assets	10,361	14,279
Total Assets	$1,087,816	$1,075,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$94,000	$--
Current maturities of long-term notes payable	38,599	33,471
Accounts payable	59,068	69,579
Accrued liabilities	53,186	70,237
Total current liabilities	244,853	173,287
Long-term notes payable	121,619	142,200
Deferred income tax liabilities	34,048	31,963
Total liabilities	400,520	347,450
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	59	59
Class B common stock	18	18
Additional paid-in capital	417,551	408,996
Retained earnings	680,406	609,713
Accumulated other comprehensive income	509	694
Class A treasury stock, at cost	(411,247)	(291,603)
Total shareholders’ equity	687,296	727,877
Total Liabilities and Shareholders’ Equity	$1,087,816	$1,075,327

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 1, 2008	February 24, 2007	March 1, 2008	February 24, 2007
Net sales	$436,486	$404,618	$874,040	$806,630
Cost of goods sold	233,428	217,017	468,412	433,338
Gross profit	203,058	187,601	405,628	373,292
Operating expenses	124,443	118,032	249,043	234,517
Income from operations	78,615	69,569	156,585	138,775
Other Income (Expense):
Interest expense	(2,459)	(3,336)	(4,923)	(6,542)
Interest income	136	161	375	437
Other income (expense), net	35	(12)	76	(33)
Total other expense	(2,288)	(3,187)	(4,472)	(6,138)
Income before provision for income taxes	76,327	66,382	152,113	132,637
Provision for income taxes	28,867	25,875	57,787	51,834
Net income	$47,460	$40,507	$94,326	$80,803
Per Share Information:
Net income per common share:
Basic	$0.74	$0.62	$1.45	$1.22
Diluted	$0.73	$0.61	$1.43	$1.20
Weighted average shares used in computing net income per common share:
Basic	64,489	65,599	65,067	66,050
Diluted	65,198	66,781	65,965	67,258
Cash dividends declared per common share	$0.18	$0.14	$0.36	$0.28

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	March 1, 2008	February 24, 2007

Cash Flows from Operating Activities:

Net income	$94,326	$80,803
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	13,372	12,558
Stock-based compensation	5,220	4,296
Loss on disposal of property, plant and equipment	3	152
Provision for doubtful accounts	839	2,112
Deferred income taxes	(210)	(1,034)
Reclassification of excess tax benefits from stock-based compensation	(657)	(1,654)

Changes in operating assets and liabilities:
Accounts receivable	(20,299)	(14,272)
Inventories	(5,273)	(11,363)
Prepaid expenses and other current assets	2,354	1,530
Other assets	3,969	5,212
Accounts payable and accrued liabilities	(26,657)	(4,623)

Total adjustments	(27,339)	(7,086)

Net cash provided by operating activities	66,987	73,717

Cash Flows from Investing Activities:
Business acquisition	--	(12,798)
Expenditures for property, plant and equipment	(5,940)	(14,729)

Net cash used in investing activities	(5,940)	(27,527)

Cash Flows from Financing Activities:
Purchase of treasury stock	(120,429)	(67,096)
Payment of cash dividends	(23,633)	(18,569)
Reclassification of excess tax benefits from stock-based compensation	657	1,654
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,510	1,547
Proceeds from exercise of Class A common stock options	1,877	3,688
Net proceeds under revolving loans from credit facility	94,000	30,000
Repayments of notes payable under the credit facility and other notes	(15,454)	(78)

Net cash used in financing activities	(61,472)	(48,854)
Effect of exchange rate changes on cash and cash equivalents	(21)	--
Net decrease in cash and cash equivalents	(446)	(2,664)
Cash and cash equivalents – beginning of period	7,797	7,718
Cash and cash equivalents – end of period	$7,351	$5,054
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$55,726	$55,917
Cash paid for interest	$5,047	$6,174